Exhibit 7.1

(1 of 2)

PETRÓLEOS MEXICANOS, SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES

Computation of ratio of earnings to fixed charges

(in thousands of Mexican pesos)(1)

	2010	2009	2008	2007	2006
Mexican FRS
Fixed Charges(2):
Interest capitalized in fixed assets	2,295,178	3,813,747	1,057,440	5,350,849	6,996,305
Interest expense	74,382,083	78,300,095	73,883,856	57,847,569	46,099,472

Total interest cost	76,677,261	82,113,842	74,941,296	63,198,418	53,095,777
Total Fixed Charges	76,677,261	82,113,842	74,941,296	63,198,418	53,095,777

Net income	(47,462,608)	(94,662,018)	(112,076,444)	(18,307,569)	46,953,205
Hydrocarbon Income Tax (IRP)	2,459,557	2,502,651	1,582,910	6,030,367	4,914,859
Income Tax and Others	1,724,806	6,219,098	8,885,312	3,226,241	4,605,044
Profit sharing in subsidiaries and affiliates (income from equity investees)	(1,118,176)	1,291,487	1,965,213	(5,545,054)	(10,073,577)

Pretax income from continuing operations before income from equity investees	(44,396,421)	(84,648,782)	(99,643,009)	(14,596,015)	46,399,531
Fixed Charges(2):	76,677,261	82,113,842	74,941,296	63,198,418	53,095,777
Amortization of interest capitalized	91,807	152,550	42,298	214,034	279,852
Distribution of income from investments in shares	—	—	2,923,216	3,558,680	5,876,453
Interest capitalized in fixed assets	(2,295,178)	(3,813,747)	(1,057,440)	(5,350,849)	(6,996,305)

Earnings	30,077,469	(6,196,137)	(22,793,639)	47,024,268	98,655,308

Amount by which fixed charges exceed earnings	46,599,792	88,309,979	97,734,935	16,174,150	—
Ratio of earnings to fixed charges	—	—	—	—	1.8581

(1)	Figures for 2006 have been restated to constant pesos as of December 31, 2007, by applying the inflation factor, as measured by the NCPI, from December 31, 2006 through December 31, 2007. Figures for 2007 are stated in constant pesos as of December 31, 2007. Figures for 2008, 2009 and 2010 are stated in nominal pesos.
(2)	These figures do not include rental expense.

Exhibit 7.1

(2 of 2)

PETRÓLEOS MEXICANOS, SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES

Computation of ratio of earnings to fixed charges

(in thousands of Mexican pesos)(1)

	2010	2009	2008	2007	2006
U.S. GAAP
Fixed Charges(2):
Interest capitalized in fixed assets	2,295,178	3,813,747	559,607	7,797,815	8,659,013
Interest expense	74,382,083	78,300,095	74,381,689	55,400,603	44,436,764

Total interest cost	76,677,261	82,113,842	74,941,296	63,198,418	53,095,777
Total Fixed Charges	76,677,261	82,113,842	74,941,296	63,198,418	53,095,777

Net income	(17,442,291)	(52,572,107)	(67,765,607)	(32,642,076)	56,722,446
Hydrocarbon Income Tax (IRP)	2,417,760	2,456,637	1,570,288	5,967,879	4,840,082
Income Tax and Others	1,724,806	6,219,098	8,885,312	3,226,241	4,605,044
Profit sharing in subsidiaries and affiliates (income from equity investees)	(1,118,176)	1,291,487	(1,815,570)	(5,791,312)	(7,078,235)
Non-controlling interest	(217,437)	(160,285)	(140,652)	6,089	54,789

Pretax income from continuing operations before income from equity investees	(14,635,338)	(42,765,170)	(59,266,229)	(29,233,179)	59,144,126
Fixed Charges(2):	76,677,261	82,113,842	74,941,296	63,198,418	53,095,777
Amortization of interest capitalized	91,807	152,550	22,384	311,913	346,361
Distribution of income from investments in shares	—	—	2,923,216	3,558,680	5,876,453
Interest capitalized in fixed assets	(2,295,178)	(3,813,747)	(559,607)	(7,797,815)	(8,659,013)

Earnings	59,838,552	35,687,475	18,061,060	30,038,017	109,803,704

Amount by which fixed charges exceed earnings	16,838,709	46,426,367	56,880,236	33,160,401	—
Ratio of earnings to fixed charges	—	—	—	—	2.0680

(1)	Figures for 2006 have been restated to constant pesos as of December 31, 2007, by applying the inflation factor, as measured by the NCPI, from December 31, 2006 through December 31, 2007. Figures for 2007 are stated in constant pesos as of December 31, 2007. Figures for 2008, 2009 and 2010 are stated in nominal pesos.
(2)	These figures do not include rental expense.